Product supplement BI To prospectus dated September 28, 2012 and prospectus supplement dated September 28, 2012, each as may be amended	Registration Statement No. 333-184193 Dated September 28, 2012 Securities Act of 1933, Rule 424(b)(2)

Autocallable Securities Linked to a Reference Stock

General

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Deutsche Bank AG may, from time to time, offer and sell Autocallable Securities, or, as may be titled in corresponding term sheets and pricing supplements, Trigger Autocallable Optimization Securities (the “securities”), linked to the reference stock of an issuer (the “Underlying”). As used in this product supplement, the term “reference stock” includes non-U.S. equity securities issued through depositary arrangements such as American depositary shares (“ADSs”). If the Underlying is an ADS, the term “issuer” refers to the issuer of the shares underlying the ADS.

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This product supplement describes terms that will apply generally to the securities and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe the terms that apply specifically to the securities, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as “pricing supplements.” If the terms described in the relevant pricing supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant pricing supplement will control.

•	The securities are senior unsecured obligations of Deutsche Bank AG.

•	Payment on the securities is linked to the performance of an Underlying, as described below. The repayment of your initial investment is not guaranteed and you may lose your entire initial investment.

•	For important information about tax consequences, see “U.S. Federal Income Tax Consequences” in this product supplement.

•	The securities will be issued in denominations that will be specified in the relevant pricing supplement. Minimum investment amounts, if any, will be specified in the relevant pricing supplement.

•	Investing in the securities is not equivalent to investing in any Underlying.

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The issuer of the Underlying is not an affiliate of ours and is not receiving any of the proceeds of any offering of the securities. The obligations under the securities are our obligations only, and the issuer of any Underlying will have no obligations of any kind under the securities.

•	The securities will not be listed on any securities exchange, unless otherwise specified in the relevant pricing supplement.

Investing in the securities involves a number of risks, including the risk of complete loss of your initial investment. The securities differ from ordinary debt securities in that the securities can have downside market risk similar to the Underlying. This risk is in addition to the credit risk inherent in purchasing an obligation of Deutsche Bank AG. See “Risk Factors” beginning on page 6 of this product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this product supplement, the accompanying prospectus supplement and prospectus, or any related pricing supplement. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank AG

September 28, 2012

TABLE OF CONTENTS

Summary Terms	2
Risk Factors	6
Description of Securities	12
The Underlying	23
U.S. Federal Income Tax Consequences	24
Use of Proceeds; Hedging	27
Underwriting (Conflicts of Interest)	28

In making your investment decision, you should rely only on the information contained or incorporated by reference in the pricing supplement relevant to your investment, this product supplement and the accompanying prospectus supplement and prospectus with respect to the securities offered by the relevant pricing supplement, this product supplement and with respect to Deutsche Bank AG. We have not authorized anyone to give you any additional or different information. The information in the relevant pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus may be accurate only as of the dates of each of these documents, respectively.

The securities described in the relevant pricing supplement and this product supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which you should discuss with your professional advisers.

In this product supplement and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to Deutsche Bank AG, including, as the context may require, acting through one of its branches.

We are offering to sell, and are seeking offers to buy, the securities only in jurisdictions where such offers and sales are permitted. Neither this product supplement nor the accompanying prospectus supplement, prospectus or pricing supplement constitutes an offer to sell, or a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement or the accompanying prospectus supplement, prospectus or pricing supplement, nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Deutsche Bank AG since the date hereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement and the accompanying prospectus supplement, prospectus and pricing supplement and the purchase, offer or sale of the securities, and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the securities under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

SUMMARY TERMS

Underlying
The Underlying will be the reference stock designated in the relevant pricing supplement. As used in this product supplement, the term “reference stock” includes non-U.S. equity securities issued through depositary arrangements such as American depositary shares (“ADSs”). If the Underlying is an ADS, the term “issuer” refers to the issuer of the shares underlying the ADS.

Face Amount	The denomination of the security, which may be $10, $100, $1,000 or another amount per security, as specified in the relevant pricing supplement

Issue Price	100% of the Face Amount, unless otherwise specified in the relevant pricing supplement

Call Feature
Unless otherwise specified in the relevant pricing supplement, if the Closing Price of the Underlying on any Call Date is greater than, or if specified in the relevant pricing supplement, greater than or equal to the Initial Price (or the Call Strike, if applicable), the securities will be automatically called for a cash payment equal to the Call Price applicable to such Call Date, payable on the corresponding Call Settlement Date.

Call Price(s)
An amount applicable to each Call Date that will be specified in the relevant pricing supplement and will be calculated based on the Call Return and the amount of time the securities have been outstanding.

Call Return	A percentage specified in the relevant pricing supplement, indicating, on a per annum basis, the potential return on the securities if the securities are automatically called.

Call Strike
If applicable, the relevant pricing supplement will specify the minimum Closing Price of the Underlying, referred to as a Call Strike, that triggers an automatic call on a Call Date and payment of the applicable Call Price.

Payment at Maturity (if securities are NOT called)
Unlike ordinary debt securities, the securities do not guarantee the return of your initial investment at maturity or pay coupon payments. Instead, if the securities have not been called, Deutsche Bank AG will pay you a cash amount at maturity, if any, based on the performance of the Underlying, as described below or as specified in the relevant pricing supplement. Any Payment at Maturity is subject to the credit of the issuer.

Unless otherwise specified in the relevant pricing supplement, if the securities are not automatically called, at maturity, Deutsche Bank AG will pay you an amount in cash per security (“Cash Settlement Amount”) calculated as follows:

For securities with a Monitoring Period:

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If the Closing Price of the Underlying is not less than the Trigger Price on any day during the Monitoring Period, Deutsche Bank AG will pay you a cash payment equal to the Face Amount of your securities at maturity.

• If the Closing Price of the Underlying is less than the Trigger Price on any day during the Monitoring Period, Deutsche Bank AG will pay you a cash payment equal to:

Face Amount + (Face Amount x Underlying Return)

In this scenario, you will lose 1.00% of your initial investment for every 1.00% the Final Price is less than the Initial Price. Accordingly, you will lose some or all of your initial investment at maturity if the Underlying Return is negative.

Alternatively, if specified in the relevant pricing supplement, the above Payment at Maturity calculations, including whether or not the price of the Underlying is less than the Trigger Price, may be determined using an Intraday Price (as defined herein) rather than a Closing Price.

For securities without a Monitoring Period:

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If the Closing Price of the Underlying is not less than the Trigger Price on the Final Valuation Date, Deutsche Bank AG will pay you a cash payment equal to the Face Amount of your securities at maturity.

• If the Closing Price of the Underlying is less than the Trigger Price on the Final Valuation Date, Deutsche Bank AG will pay you a cash payment equal to:

Face Amount + (Face Amount x Underlying Return)

In this scenario, you will lose 1.00% of your initial investment for every 1.00% the Final Price is less than the Initial Price. Accordingly, you will lose some or all of your initial investment at maturity.

Certain Other Definitions	The following defined terms may be used in calculating the payment, if any, on your securities:

Call Date(s)
One or more dates on which the securities may be subject to an automatic call as set forth in the relevant pricing supplement, subject to adjustment as described below under “Description of Securities — Adjustments to Valuation Dates and Payment Dates.”

In the relevant pricing supplement, a Call Date may be referred to as an “Observation Date.”

Call Settlement Date(s)
Unless otherwise specified in the relevant pricing supplement, the third Business Day following the corresponding Call Date, subject to adjustment as described below under “Description of Securities — Adjustments to Valuation Dates and Payment Dates.”

Closing Price	The Closing Price for one share of the Underlying (or one unit of any other security for which a closing price must be determined) on any Trading Day (as defined below) means:

•	if the Underlying (or any such other security) is listed or admitted to trading on an U.S. national securities exchange, the last reported sale price, regular way (or, in the case of the NASDAQ Stock Market, the official closing price), of the principal trading session on such day on the principal U.S. national securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such Underlying (or any such other security) is listed or admitted to trading, or

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if the Underlying (or any such other security) is not listed or admitted to trading on any U.S. national securities exchange but is included in the OTC Bulletin Board operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day, or

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with respect to any such other security, if such security is issued by a foreign issuer and its closing price cannot be determined as set forth in the two bullet points above, and such security is listed or admitted to trading on a non-U.S. securities exchange or market, the last reported sale price, regular way, of the principal trading session on such day in the primary non-U.S. securities exchange or market on which such security is listed or admitted to trading, or

•	otherwise, if none of the above circumstances is applicable, the mean, as determined by the calculation agent, of the bid prices for one share of the Underlying (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent.

In each case above, multiplied by the then-current Stock Adjustment Factor or adjusted otherwise as described below under “Description of Securities — Anti-Dilution Adjustments for Reference Stock.”

Final Price
The Final Price will equal the Closing Price on the Final Valuation Date, or the arithmetic average of the Closing Prices on each of the Averaging Dates, or on such other date or dates as specified in the relevant pricing supplement.

In the relevant pricing supplement, the Final Price may be referred to as the “Final Stock Price.”

Initial Price
Unless otherwise specified in the relevant pricing supplement, the Initial Price will equal the Closing Price of one share of the Underlying, which will be specified in the relevant pricing supplement.

In the relevant pricing supplement, the Initial Price may be referred to as the “Initial Stock Price.”

Maturity Date
The date specified in the relevant pricing supplement. The Maturity Date is subject to adjustment as described below under “Description of Securities — Adjustments to Valuation Dates and Payment Dates.”

Monitoring Period
If applicable, unless otherwise specified in the relevant pricing supplement, the period commencing on (but excluding) the Trade Date to (and including) the Final Valuation Date.

In the relevant pricing supplement, the Monitoring Period may be referred to as the “Observation Period.”

Stock Adjustment Factor
Unless otherwise specified in the relevant pricing supplement, the Stock Adjustment Factor will initially be 1.0, subject to adjustments as described below under “Description of Securities — Anti-Dilution Adjustments for Reference Stock.”

Trade Date	The date specified in the relevant pricing supplement.

Trigger Price	The Trigger Price will be the price specified, if applicable, in the relevant pricing supplement.

Underlying Return	Unless otherwise specified in the relevant pricing supplement, the Underlying Return will be equal to:

Final Price – Initial Price Initial Price

In the relevant pricing supplement, the Underlying Return may be referred to as the “Underlying Stock Return.”

Valuation Date(s)
The Final Price will be calculated on a single date, which we refer to as the “Final Valuation Date,” or on several dates, each of which we refer to as an “Averaging Date,” as specified in the relevant pricing supplement.

We refer to any Trade Date, Call Date, Final Valuation Date, Averaging Date or other date specified in the pricing supplement on which a price for an Underlying is required to be determined as a “Valuation Date” in this product supplement. Any Valuation Date is subject to adjustment as described below under “Description of Securities — Adjustments to Valuation Dates and Payment Dates.”

Conflicts of Interest
We own, directly or indirectly, all of the outstanding equity securities of Deutsche Bank Securities Inc. (“DBSI”). Because DBSI is both our affiliate and a member of FINRA, any offering in which DBSI participates will be conducted in compliance with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest).”

RISK FACTORS

Your investment in the securities will involve certain risks. The securities do not pay any coupons or guarantee the return of your initial investment at, or prior to, maturity. Investing in the securities is not equivalent to investing in any Underlying. You should consider carefully the following discussion of risks, including equity market risks, described below, together with the risk information contained in the prospectus supplement, the prospectus and the relevant pricing supplement before you decide that an investment in the securities is suitable for you.

Your investment in the securities may result in a loss of some or all of your initial investment.

The terms of the securities differ from those of ordinary debt securities in that we will not necessarily repay your initial investment in the securities. Instead, if the securities have not been automatically called, at maturity, Deutsche Bank AG will pay you a cash amount, if any, based on the performance of the Underlying, and that will be determined pursuant to the terms described in this product supplement and the relevant pricing supplement. For securities with a Monitoring Period, if the securities are not automatically called, the Closing Price of the Underlying is less than the Trigger Price on any day during the Monitoring Period and the Underlying Return is negative, you will lose some or all of your initial investment at maturity. For securities without a Monitoring Period, if the securities are not automatically called and the Closing Price of the Underlying is less than the Trigger Price on the Final Valuation Date, you will lose some or all of your investment at maturity. Because the securities are our senior obligations, payment of any amount on the securities is subject to our ability to satisfy our obligations as they become due.

The securities may be automatically called on any Call Date.

The securities may be automatically called on any Call Date, and you will then receive only the Call Price applicable to that Call Date, as set forth in the relevant pricing supplement. If the securities are called on a Call Date, you will not receive any payment other than the Call Price due on the corresponding Call Settlement Date and you will not benefit from any subsequent increase in the Underlying Return. Because the securities are our senior obligations, payment of any amount on the securities is subject to our ability to satisfy our obligations as they become due.

Reinvestment Risk.

Because the securities could be automatically called as early as the first Call Date, the term of the securities could be short. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

The appreciation potential of the securities will be limited to the Call Price.

The appreciation potential of the securities is limited to the Call Price specified in the relevant pricing supplement, regardless of the performance of the Underlying. The Call Price will equal a fixed amount in cash per security, calculated based on the Call Return and the amount of time the securities have been outstanding. The Call Price may not reflect the full appreciation of the Underlying, which could be significant.

The protection provided by the Trigger Price may terminate during the term of the securities.

If (a) the Closing Price of the Underlying on any day during the Monitoring Period (if applicable) or (b) the Intraday Price, if applicable, of the Underlying at any time during the Monitoring Period is less than the Trigger Price, you will be exposed to any depreciation of the Underlying at maturity. You will be subject to this potential loss of your initial investment even if the Underlying subsequently increases such that the Final Price is equal to or greater than the Trigger Price.

The protection provided by the Trigger Price, if applicable, applies only if you hold the securities to maturity.

You should be willing to hold your securities to maturity. If you are able to sell your securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the percentage decline in the Underlying at such time is not greater than the Trigger Price, if applicable.

Higher Call Return rates are generally associated with a greater risk of loss.

Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that the Closing Price of such Underlying could close below the Trigger Price on any day during the Monitoring Period or on the Final Valuation Date, as applicable, of the securities. This greater expected risk will generally be reflected in a higher Call Return rate for the securities. However, while the Call Return rate is set on the Trade Date, the Underlying’s volatility can change significantly over the term of the securities. The price of the Underlying could fall sharply at any time, which could result in a significant loss of your initial investment.

The Securities do not provide for coupon payments.

Deutsche Bank AG will not pay you any coupon payments on the securities.

Payments on the securities are subject to Deutsche Bank AG’s creditworthiness.

The securities are senior unsecured obligations of Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities, and in the event Deutsche Bank AG were to default on its payment obligations, you might not receive any amount owed to you under the terms of the securities and you could lose your entire initial investment.

Secondary trading may be limited.

Unless otherwise specified in the relevant pricing supplement, the securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so or at a price advantageous to you. Deutsche Bank AG and its affiliates intend to act as market makers for the securities but are not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities. If, at any time, Deutsche Bank AG or its affiliates do not act as market makers, it is likely that there would be little or no secondary market for the securities.

The inclusion in the Issue Price of the agents’ commission and the expected cost of hedging our obligations under the securities directly or through one or more of our affiliates is likely to adversely affect the value of the securities prior to maturity.

While the Payment at Maturity or the Call Price due upon an automatic call will be based on the full Face Amount of your securities as described in the relevant pricing supplement, the Issue Price of the securities includes the agents’ commission and the estimated cost of hedging our obligations under the securities directly or through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the Issue Price, and any sale in the secondary market could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

The value of the securities will be influenced by many unpredictable factors.

Many economic and market factors will influence the value of the securities. While we expect that, generally, the price of the Underlying on any day will affect the value of the securities more than any other single factor, the value of the securities will be affected by a number of other factors that may either offset or magnify each other, including:

•	the real and anticipated results of operations of the issuer of the Underlying;

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the dividend rate paid on the Underlying (while not paid to holders of the securities, dividend payments on the Underlying may influence the market price of the Underlying and the market value of options on the Underlying and, therefore, affect the value of the securities);

•	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the issuer of the Underlying;

•	the expected volatility of the Underlying;

•	the time remaining to the maturity of the securities;

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if the Underlying is an ADS, the currency exchange rate and the volatility of the currency exchange rate between the U.S. dollar and the currency of the country in which the equity security underlying the ADS is traded;

•	interest rates and yields in the market generally;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying or markets generally;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors will influence the price you will receive if you choose to, and are able to, sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

You may incur a loss on your investment if you sell your securities in the secondary market prior to maturity.

You should be willing to hold your securities to maturity. If you are able to sell your securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the Underlying is above the Initial Price at the time of sale.

Investing in the securities is not equivalent to investing in the Underlying.

You may receive a lower return on the securities than you would have received if you had invested directly in the Underlying. You should not expect the value of the securities in the secondary market to vary in direct proportion to changes in the price of the Underlying. Even if the price of the Underlying increases or decreases during the term of the securities, the value of the securities may not increase or decrease by the same amount.

You will not have rights of owners of the Underlying or, if the Underlying is an ADS, the equity security underlying the ADS.

As a holder of the securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Underlying would have. If the securities are linked to non-U.S. equity securities issued through depositary arrangements like ADSs, you will not have the rights of owners of such ADSs or the equity securities underlying the ADSs.

In some circumstances, the payment you receive on the securities may be based on the common stock of another company and not the Underlying.

Following certain corporate events relating to the Underlying where its issuer is not the surviving entity, the amount you receive at maturity from Deutsche Bank AG may be based on the common stock of a successor to the Underlying issuer or any cash or any other assets distributed to holders of the Underlying in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the securities. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting alternative property to deliver in the section of this product supplement called “Description of Securities — Anti-Dilution Adjustments for Reference Stock.”

Anti-dilution protection is limited, and the calculation agent may make adjustments in addition to, or that differ from, those set forth in this product supplement.

The calculation agent will make adjustments to the Stock Adjustment Factor for certain adjustment events affecting the Underlying, including stock splits and certain corporate actions, such as mergers. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the Underlying, including if the issuer of the Underlying or another party makes a partial tender or partial exchange offer for the Underlying. If such an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Stock Adjustment Factor or any other terms of the securities that are in addition to, or that differ from, those described in this product supplement to reflect changes occurring in relation to the Underlying or any other security received in a reorganization event in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in this product supplement may be materially adverse to investors in the securities. You should read “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in order to understand the adjustments that may be made to the securities.

One of our affiliates may serve as the depositary for American Depositary Shares.

One of our affiliates may serve as depositary for some foreign companies that issue ADSs. If the Underlying is an ADS, and one of our affiliates serves as depositary for such ADSs, the interests of our affiliate, as depositary for the ADSs, may be adverse to your interests as a holder of the securities.

There are important differences between the rights of holders of ADSs and the rights of holders of the equity securities of the foreign company.

If your securities are linked to the performance of an ADS, you should be aware that your securities are linked to the price of the ADS and not the underlying equity security, and there exist important differences between the rights of holders of ADSs and the underlying equity security. Each ADS is a security evidenced by American depositary receipts that represents a specified number of shares of the common equity of a foreign issuer. Generally, ADSs are issued under a deposit agreement which sets forth the rights and responsibilities of the depositary, the foreign issuer and holders of the ADSs, which may be different from the rights of holders of common shares of the foreign issuer. For example, the foreign issuer may make distributions in respect of its common shares that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and holders of the corresponding common shares may be significant and may materially and adversely affect the value of the securities linked to such ADSs.

The securities may be subject to non-U.S. securities markets risk.

An Underlying or, if an Underlying is an ADS, the equity security underlying an ADS may be issued by a non-U.S. company in non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission (the “SEC”), and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

The value of the securities may be subject to emerging markets risk.

The value of the securities may be subject to the political and economic risks of emerging market countries through certain Underlyings. An Underlying or, if an Underlying is an ADS, the equity security underlying an ADS may be located in one or more emerging market countries and whose securities trade on one or more exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. Future political changes may adversely affect the economic conditions of an emerging market nation. Political or economic instability could affect whether the securities will be automatically called, the value of the securities and the amount payable to you at maturity.

 For securities linked to the performance of an ADS, your investment will be directly exposed to currency exchange rate risk.

There are significant currency exchange rate risks related to an investment in a security that is linked to an ADS, which is quoted and traded in U.S. dollars, representing an equity security that is quoted and traded in a foreign currency. Changes in the exchange rate between the U.S. dollar and a foreign currency may affect the U.S. dollar equivalent of the price of the underlying equity security on non-U.S. securities markets and, as a result, may affect the price of the ADS, which may consequently affect the value of the securities. The ADSs, which are quoted and traded in U.S. dollars, may trade differently from its underlying equity security. Of particular importance to currency exchange rate risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	political, civil or military unrest;

•	the balance of payments between countries;

•	the extent of governmental surpluses or deficits in the country of the underlying equity security and the United States of America; and

•	the volatility of the exchange rate between the U.S. dollar and the currency of the underlying equity security.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the government of the country of the underlying equity security, the United States and other countries important to international trade and finance.

We have no affiliation with the issuer of the Underlying

The issuer of the Underlying is not an affiliate of ours and is not involved in any way in any of our offerings of securities pursuant to the product supplement. Consequently, we have no control over the actions of the issuer of the Underlying, including any corporate actions of the type that would require the calculation agent to adjust the Payment at Maturity or the Call Price due upon an automatic call. The issuer of the Underlying has no obligation to consider your interest as an investor in the securities in taking any corporate actions that might affect the value of your securities. None of the money you pay for the securities will go to the issuer of the Underlying.

We or our affiliates may have economic interests that are adverse to those of the holders of the securities.

We and our affiliates trade the Underlying and financial instruments related to the Underlying on a regular basis, for our or their accounts and for other accounts under our or their management. We and our affiliates may also underwrite or assist unaffiliated entities in the issuance or underwriting of the Underlying and may issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the Underlying. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the securities. Any of these trading activities could potentially affect the price of the Underlying and, accordingly, could affect whether the securities will be automatically called, the value of the securities and the amount payable to you at maturity.

We or our affiliates may currently or from time to time engage in business with companies whose stocks are Underlyings, including extending loans to, making equity investments in, or providing advisory services to, them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you.

Trading and other transactions by us or our affiliates may impair the value of the securities.

We or one or more of our affiliates expect to hedge the exposure from the securities by entering into various derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the price of the Underlying and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Underlying on a regular basis as part of its general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities.

Our actions as calculation agent may adversely affect the value of the securities.

Deutsche Bank AG, London Branch will act as the calculation agent. The calculation agent will determine, among other things, the Initial Price, the Final Price, the Closing Price(s), the Intraday Price(s), the Underlying Return, the Call Price due upon an automatic call and the Payment at Maturity on the securities. The calculation agent will also be responsible for determining whether the condition for an automatic call has been met, whether a Market Disruption Event has occurred and whether or not any adjustments to the Stock Adjustment Factor should be made, including those in addition to, or that differ from, those set forth in this product supplement. In performing these duties, we may have interests that are adverse to the interests of the holders of the securities, which may adversely affect your return on the securities, particularly where we, as the calculation agent, are entitled to exercise discretion. See the sections of this product supplement called “Description of Securities — Adjustments to Valuation Dates and Payment Dates” and “Description of Securities — Anti-Dilution Adjustments for Reference Stock.” There can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these capacities will not adversely affect the value of the securities. Because determinations made by Deutsche Bank AG, London Branch as the calculation agent for the securities may adversely affect whether the securities will be automatically called  and the amount payable to you at maturity, potential conflicts of interest exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

 Deutsche Bank AG, its affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities. Any such research, opinions or recommendations could adversely affect the price of the Underlying to which the securities are linked or the value of the securities.

Deutsche Bank AG, its affiliates and agents may publish research from time to time on financial markets and other matters that could adversely affect the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Underlying to which the securities are linked.

Market disruptions may adversely affect your return.

The calculation agent may, in its sole discretion, determine that a Market Disruption Event (as defined below) has occurred, which may include without limitation disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the securities, it is possible that one or more of the Valuation Dates, Call Settlement Dates, and the Maturity Date will be postponed. It is also possible that, upon the occurrence of any of these events, the calculation agent will determine the Closing Price of an Underlying as set forth under “Description of Securities — Adjustments to Valuation Dates and Payment Dates,” and such Closing Price may differ substantially from the published closing price of such Underlying in the absence of such events. As a result, any such Market Disruption Event may adversely affect your return.

Holdings of the securities by our affiliates and future sales may affect the price of the securities.

Certain of our affiliates may purchase some of the securities for investment. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the securities offered in that offering. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests. In addition, if a substantial portion of the securities held by our affiliates were to be offered for sale in the secondary market, if any, following such an offering, the market price of the securities may fall. The negative effect of such sales on the prices of the securities could be more pronounced if secondary trading in the securities is limited or illiquid.

The U.S. federal income tax consequences of an investment in the securities are uncertain.

As of the date of this product supplement, there is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, as described in the section of this product supplement entitled “U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative treatment, the tax consequences of your ownership and disposition of the securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

 You should review the discussion under “U.S. Federal Income Tax Consequences” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF SECURITIES

The following description of the terms of the securities supplements the description of the general terms of the securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities of Deutsche Bank Aktiengesellschaft” in the accompanying prospectus. A separate pricing supplement will describe the terms that apply specifically to the securities, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement have the meanings assigned to them in the accompanying prospectus supplement and prospectus. Unless otherwise specified in the relevant pricing supplement, the term “security” refers to one of our Autocallable Securities, or, as may be titled in corresponding pricing supplements, Trigger Autocallable Optimization Securities, linked to a reference stock.

General

The securities are senior unsecured obligations of Deutsche Bank AG that are linked to the reference stock of an issuer (the “Underlying”). As used in this product supplement, the term “reference stock” includes non-U.S. equity securities issued through depositary arrangements such as American depositary shares (“ADSs”). If the Underlying is an ADS, the term “issuer” refers to the issuer of the shares underlying the ADS.

The securities are included in a series of notes referred to in the accompanying prospectus supplement for our Global Notes, Series A. The securities will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent and registrar.

The securities do not provide for coupon payments and do not guarantee the return of your initial investment at, or prior to, maturity. Instead, upon an automatic call, Deutsche Bank AG will pay you a cash payment equal to the applicable Call Price, and, at maturity, Deutsche Bank AG will pay you a cash payment, the amount of which will vary depending on the performance of the Underlying, calculated as set forth in the relevant pricing supplement.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency.

The securities are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations, except for obligations required to be preferred by law.

The securities will be issued in denominations that will be specified in the relevant pricing supplement. The securities will be represented by one or more permanent global securities registered in the name of The Depository Trust Company (“DTC”) or its nominee, as described under “Description of Notes — Form, Legal Ownership and Denomination of Notes” in the prospectus supplement and “Forms of Securities — Global Securities” in the prospectus.

The specific terms of the securities will be described in the relevant pricing supplement. The terms described in that document should be read as supplementing those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant pricing supplement are inconsistent with those described herein or in the accompanying prospectus or prospectus supplement, the terms described in the relevant pricing supplement will control.

We will irrevocably deposit with DTC no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable with respect to the securities on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the securities entitled thereto.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding securities by tender, in open market transactions or by private agreement.

Certain Defined Terms

Each term listed below has the meaning given to it for the purpose of this product supplement and the relevant pricing supplement, unless the context otherwise requires or the relevant pricing supplement gives the term a different meaning.

Averaging Dates means the dates specified in the relevant pricing supplement, subject to adjustment as described below under “— Adjustments to Valuation Dates and Payment Dates.” If Averaging Dates are specified, the Final Price will be determined on the last Averaging Date, which we refer to as the “Final Averaging Date.”

Business Day means, unless otherwise specified in the relevant pricing supplement, any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in dollars are not conducted in the City of New York or London, England.

Call Date(s) means one or more dates on which the securities may be subject to an automatic call as set forth in the relevant pricing supplement, subject to adjustment as described below under “— Adjustments to Valuation Dates and Payment Dates.” In the relevant pricing supplement, a Call Date may be referred to as an “Observation Date.”

Call Feature means, unless otherwise specified in the relevant pricing supplement, if the Closing Price of the Underlying on any Call Date is greater than, or if specified in the relevant pricing supplement, greater than or equal to the Initial Price (or the Call Strike, if applicable), the securities will be automatically called for a cash payment equal to the Call Price applicable to such Call Date.

Call Price means an amount applicable to each Call Date that will be specified in the relevant pricing supplement and will be calculated based on the Call Return and the amount of time the securities have been outstanding.

Call Return means a percentage specified in the relevant pricing supplement indicating, on a per annum basis, the potential return on the securities if the securities are automatically called.

Call Settlement Date(s) means, unless otherwise specified in the relevant pricing supplement, the third Business Day following the corresponding Call Date, subject to adjustment as described below under “— Adjustments to Valuation Dates and Payment Dates.”

Call Strike means, if applicable, the minimum Closing Price of the Underlying that triggers an automatic call on a Call Date and payment of the applicable Call Price. The Call Strike for the Underlying will be specified in the relevant pricing supplement.

Closing Price for one share of the Underlying (or one unit of any other security for which a closing price must be determined) on any Trading Day means:

•
if the Underlying (or any such other security) is listed or admitted to trading on a U.S. national securities exchange, the last reported sale price, regular way (or, in the case of the NASDAQ Stock Market, the official closing price), of the principal trading session on such day on the principal U.S. national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such Underlying (or any such other security) is listed or admitted to trading, or

•
if the Underlying (or any such other security) is not listed or admitted to trading on any U.S. national securities exchange but is included in the OTC Bulletin Board operated by FINRA, the last reported sale price of the principal trading session on the OTC Bulletin Board on such day, or

•
with respect to any such other security, if such security is issued by a foreign issuer and its closing price cannot be determined as set forth in the two bullet points above, and such security is listed or admitted to trading on a non-U.S. securities exchange or market, the last reported sale price, regular way, of the principal trading session on such day in the primary non-U.S. securities exchange or market on which such security is listed or admitted to trading, or

•
otherwise, if none of the above circumstances is applicable, the mean, as determined by the calculation agent, of the bid prices for the Underlying (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent.

In each case above, multiplied by the then-current Stock Adjustment Factor or adjusted otherwise as described below under “— Anti-Dilution Adjustments for Reference Stock.”

Face Amount means the denomination of the security, which may be $10, $100, $1,000 or another amount per security, as specified in the relevant pricing supplement.

Final Price means the Closing Price on the Final Valuation Date, or the arithmetic average of the Closing Prices on each of the Averaging Dates, or on such other date or dates as specified in the relevant pricing supplement. In the relevant pricing supplement, the Final Price may be referred to as the “Final Stock Price.”

Final Valuation Date means the date specified in the relevant pricing supplement, subject to adjustment as described below under “— Adjustments to Valuation Dates and Payment Dates.”

Initial Price means, unless otherwise specified in the relevant pricing supplement, the Closing Price of one share of the Underlying, which will be specified in the relevant pricing supplement. In the relevant pricing supplement, the Initial Price may be referred to as the “Initial Stock Price.”

Intraday Price for one share of the Underlying (or one unit of any other security for which an Intraday Price must be determined) at any time during any Trading Day (including at the close) means:

•
if the Underlying (or any such other security) is listed or admitted to trading on an U.S. national securities exchange, the most recently reported sale price, regular way, at such time during the principal trading session on such day on the principal U.S. national securities exchange registered under the Exchange Act on which the Underlying (or any such other security) is listed or admitted to trading,

•
if the Underlying (or any such other security) is not listed or admitted to trading on any U.S. national securities exchange but is included in the OTC Bulletin Board operated by FINRA, the most recently reported sale price at such time during the principal trading session on the OTC Bulletin Board on such day,

•
with respect to any such other security, if such security is issued by a foreign issuer and its intraday price cannot be determined as set forth in the two bullet points above, and such security is listed or admitted to trading on a non-U.S. securities exchange or market, the most recently reported sale price, regular way, at such time during the principal trading session on such day in the primary non-U.S. securities exchange or market on which such security is listed or admitted to trading, or

•
otherwise, if none of the above circumstances is applicable, the mean, as determined by the calculation agent, for the bid prices for one share of the Underlying (or such other securities) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent.

In each case above, multiplied by the then-current Stock Adjustment Factor or adjusted otherwise as described below under “— Anti-Dilution Adjustments for Reference Stock.”

Issue Price means 100% of the Face Amount, unless otherwise specified in the relevant pricing supplement.

Maturity Date means the date specified in the relevant pricing supplement, subject to adjustment as described below under “— Adjustments to Valuation Dates and Payment Dates.”

Monitoring Period means, if applicable, unless otherwise specified in the relevant pricing supplement, the period commencing on (but excluding) the Trade Date to (and including) the Final Valuation Date. In the relevant pricing supplement, the Monitoring Period may be referred to as the “Observation Period.”

Payment at Maturity means the payment due at maturity with respect to each security, as described below under “— Payment at Maturity.”

Relevant Exchange means the primary U.S. exchange or market for trading for the Underlying (or any security for which a Closing Price or Intraday Price must be determined), or with respect to an equity security underlying an ADS, the primary exchange or market for trading for such security, as specified in the relevant pricing supplement.

Stock Adjustment Factor, unless otherwise specified in the relevant pricing supplement, will initially be 1.0, subject to adjustments as described below under “— Anti-Dilution Adjustments for Reference Stock.”

Trade Date means the date specified in the relevant pricing supplement.

Trading Day means a day, as determined by the calculation agent, on which trading is generally conducted on the Relevant Exchange or, with respect to a security issued by a foreign issuer that is not listed or admitted to trading on a U.S. securities exchange or market, a day, as determined by the calculation agent, on which trading is generally conducted on the primary non-U.S. securities exchange or market on which such security is listed or admitted to trading and, in each case, on which a Market Disruption Event has not occurred.

Trigger Price means the price specified, if applicable, in the relevant pricing supplement.

Underlying Return means, unless otherwise specified in the relevant pricing supplement, (a) the Final Price minus the Initial Price, divided by (b) the Initial Price. In the relevant pricing supplement, the Underlying Return may be referred to as the “Underlying Stock Return.”

Valuation Date(s) means any Trade Date, Call Date, Final Valuation Date, Averaging Date or other date specified in the pricing supplement on which a price for an Underlying is required to be determined, subject to adjustment as described below under “— Adjustments to Valuation Dates and Payment Dates.”

Call Feature

Unless otherwise specified in the relevant pricing supplement, if the Closing Price of the Underlying on any Call Date is greater than, or if specified in the relevant pricing supplement, greater than or equal to the Initial Price (or the Call Strike, if applicable), the securities will be automatically called for a cash payment equal to the Call Price applicable to such Call Date, payable on the corresponding Call Settlement Date. The Call Dates and Call Settlement Dates are subject to adjustment as described below under “— Adjustments to Valuation Dates and Payment Dates.”

Payment at Maturity (if securities are NOT called)

Unlike ordinary debt securities, the securities do not guarantee the return of your initial investment at maturity or pay coupon payments. Instead, if the securities have not been automatically called, Deutsche Bank AG will pay you a cash amount at maturity, if any, based on the performance of the Underlying, as described below or as specified in the relevant pricing supplement. Any Payment at Maturity is subject to the credit of the issuer.

The relevant pricing supplement may specify an alternative Payment at Maturity calculation which applies to a specific issuance of securities. If this is the case, the pricing supplement will set out in full how your Payment at Maturity is calculated.

Unless otherwise specified in the relevant pricing supplement, if the securities are not automatically called, at maturity, Deutsche Bank AG will pay you an amount in cash (“Cash Settlement Amount”) calculated as follows:

For securities with a Monitoring Period

•
If the Closing Price of the Underlying is not less than the Trigger Price on any day during the Monitoring Period, Deutsche Bank AG will pay you a cash payment equal to the Face Amount of your securities at maturity.

•	If the Closing Price of the Underlying is less than the Trigger Price on any day during the Monitoring Period, Deutsche Bank AG will pay you a cash payment equal to:

Face Amount + (Face Amount x Underlying Return)

In this scenario, you will lose 1.00% of your initial investment for every 1.00% the Final Price is less than the Initial Price. Accordingly, you will lose some or all of your initial investment at maturity if the Underlying Return is negative.

Alternatively, if specified in the relevant pricing supplement, the above Payment at Maturity calculations, including whether or not the price of the Underlying is less than the Trigger Price, may be determined using an Intraday Price (as defined herein) rather than a Closing Price.

For securities without a Monitoring Period

•
If the Closing Price of the Underlying is not less than the Trigger Price on the Final Valuation Date, Deutsche Bank AG will pay you a cash payment equal to the Face Amount of your securities at maturity.

•	If the Closing Price of the Underlying is less than the Trigger Price on the Final Valuation Date, Deutsche Bank AG will pay you a cash payment equal to:

Face Amount + (Face Amount x Underlying Return)

In this scenario, you will lose 1.00% of your initial investment for every 1.00% the Final Price is less than the Initial Price. Accordingly, you will lose some or all of your initial investment at maturity.

Adjustments to Valuation Dates and Payment Dates

A Valuation Date is any Call Date, Final Valuation Date, Averaging Date, Trade Date or other date specified in the pricing supplement on which a price for an Underlying is required to be determined and is subject to adjustment as described below.

Upon an adjustment to a Valuation Date other than a Trade Date, the corresponding Call Settlement Date, the Maturity Date or any other date on which a payment is made to the holder of the securities based on the price of an Underlying on such Valuation Date (together with the Maturity Date, a “Payment Date”) may be adjusted as well. Payment Dates will also be adjusted if they are not Business Days.

The relevant pricing supplement may specify an alternative method of adjustment to Valuation Dates and Payment Dates which applies to a specific issuance of securities. If this is the case, the pricing supplement will set out how the adjustments will occur.

If a security is issued with a term (from but excluding the settlement date to and including the Maturity Date, each as specified in the relevant pricing supplement) of one year or less, the provisions which follow will apply but the Valuation Date and the Maturity Date will not adjust so that the term (calculated as described above) is greater than one year.

Adjustments to Valuation Dates

For the Underlying, the following adjustments will be made for Market Disruption Events and non-Trading Days, as applicable.

If:

(a)	a Valuation Date is not a Trading Day; or

(b)	a Market Disruption Event for the Underlying occurs or is continuing on a Valuation Date,

then the applicable Valuation Date for such disrupted Underlying, as applicable, will be postponed to the immediately succeeding Trading Day on which no Market Disruption Event for such Underlying occurs or is continuing. The Valuation Date for any such Underlying will not be postponed later than the fifth scheduled Trading Day after the date originally scheduled for such Valuation Date (the “Fifth Day”).

If the Valuation Date is postponed to the Fifth Day and:

(a)	the Fifth Day is not a Trading Day with respect to such Underlying; or

(b)	a Market Disruption Event for such Underlying occurs or is continuing on the Fifth Day,

then, on the Fifth Day the Closing Price will be determined by the calculation agent in good faith and in a commercially reasonable manner.

Consequences for Adjustments to Valuation Dates

If the scheduled Payment Date is not a Business Day, then the Payment Date will be the next succeeding Business Day following such scheduled Payment Date. If, due to a Market Disruption Event or otherwise, the Call Date, Final Valuation Date or Final Averaging Date is postponed so that it falls on a day that is less than three Business Days prior to the scheduled Payment Date, the Payment Date will be the third Business Day following such Call Date, Final Valuation Date or Final Averaging Date, as postponed.

Market Disruption Events

A “Market Disruption Event” means, with respect to the Underlying (or any other security for which a Closing Price must be determined), a determination by the calculation agent in its sole discretion that the occurrence or continuance of one or more of the following events materially interfered or interferes with our ability or the ability of any of our affiliates to effect transactions in the Underlying or any instrument related to the Underlying or to establish, adjust or unwind all or a material portion of any hedge position in the Underlying with respect to the securities:

•
the occurrence or existence of a suspension, absence or material limitation of trading of the Underlying (or such other security) on the primary market for the Underlying (or such other security) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market;

•
a breakdown or failure in the price and trade reporting systems of the primary market for the Underlying (or such other security) as a result of which the reported trading prices for the Underlying (or such other security) during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate;

•
a suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Underlying (or such other security), if available, during the one-half hour period preceding the close of the principal trading session in the applicable market; or

•	a decision to permanently discontinue trading in the related futures or options contracts; or

•
any other event, if the calculation agent determines in its sole discretion that the event materially interfered or interferes with our ability or the ability of any of our affiliates to effect transactions in any Underlying or any instrument related to any Underlying or to establish, adjust or unwind all or a material portion of any hedge position in any Underlying with respect to the securities.

For purposes of determining whether a Market Disruption Event has occurred:

•
a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market,

•
limitations pursuant to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by the NYSE, any other U.S. self-regulatory organization, the SEC or any other relevant authority of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading,

•	a suspension of trading in futures or options contracts on the Underlying (or such other security) by the primary securities market trading in such contracts, if available, by reason of:

•	a price change exceeding limits set by such securities exchange or market,

•	an imbalance of orders relating to such contracts, or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Underlying (or such other security), as determined by the calculation agent in its sole discretion; and

•
a “suspension, absence or material limitation of trading” on the primary securities market on which futures or options contracts related to the Underlying (or such other security) are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Anti-Dilution Adjustments for Reference Stock

Upon the occurrence of certain corporate events, the Closing Price and Intraday Price will be adjusted via the Stock Adjustment Factor, as described below.

The Stock Adjustment Factor, the Initial Price and the Final Price for the Underlying are subject to adjustment by the calculation agent as a result of the anti-dilution and reorganization adjustments described in this section. No adjustments to the Stock Adjustment Factor will be required unless such adjustment would require a change of at least 0.1% in the Stock Adjustment Factor then in effect. The Stock Adjustment Factor resulting from any of the adjustments specified in this section will be rounded to the nearest one ten-thousandth with five one hundred-thousandths being rounded upward. The calculation agent will not be required to make any adjustments to the Stock Adjustment Factor after the close of business on the final Valuation Date.

No adjustments to the Stock Adjustment Factor will be required other than those specified below. The required adjustments specified in this section do not cover all events that could affect the Intraday Price or the Closing Price of the Underlying on any Trading Day during the term of the securities. No adjustments will be made for certain other events, such as offerings of common stock by the issuer of the Underlying for cash or in connection with acquisitions or otherwise or the occurrence of a partial tender or exchange offer for the Underlying by the issuer of the Underlying or any third party. The adjustments specified below do not cover all events that could affect the Underlying, and there may be corporate or other similar events that could affect the Underlying for which the calculation agent will not make any such adjustments, including, without limitation, a partial tender or exchange offer for the Underlying.  Nevertheless, the calculation agent may, in its sole discretion, make additional adjustments to any terms of the securities upon the occurrence of corporate or other similar events that affect or could potentially affect the market price of, or shareholder rights in, the Underlying, with a view to offsetting, to the extent practical, any such change, and preserving the relative investment risks of the securities.  In addition, the calculation agent may make adjustments or a series of adjustments that differ from those described herein if the calculation agent determines, in its sole discretion, that such adjustments do not properly reflect the economic consequences of the events specified in this product supplement or would not preserve the relative investment risks of the securities.  All determinations made by the calculation agent in making any adjustments to the terms of the securities, including adjustments that are in addition to, or that differ from, those described in this product supplement, will be made in good faith and a commercially reasonable manner, with the aim of ensuring an equitable result.  In determining whether to make any adjustment to the terms of the securities, the calculation agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the affected Underlying.

For purposes of these adjustments, except as noted below, if an ADS is serving as the Underlying, all adjustments to the Stock Adjustment Factor for such Underlying will be made as if the equity security underlying the ADS is serving as the Underlying. Therefore, for example, if the equity security underlying the ADS is subject to a two-for-one stock split and assuming the Stock Adjustment Factor is equal to one, the Stock Adjustment Factor for the Underlying would be adjusted to equal to two. If your securities are linked to an ADS, the term “dividend” used in this section will mean, unless we specify otherwise in the pricing supplement for your securities, the dividend paid by the issuer of the equity security underlying the ADS, net of any applicable foreign withholding or similar taxes that would be due on dividends paid to a U.S. person that claims and is entitled to a reduction in such taxes under an applicable income tax treaty, if available.

However, if an ADS is serving as the Underlying, no adjustment to the Initial Price, Closing Price, Final Price or the Stock Adjustment Factor, including those described below, will be made if (i) holders of those ADSs are not eligible to participate in any of the transactions described below or (ii) (and to the extent that) the calculation agent determines in its sole discretion that the issuer or the depositary for those ADSs has adjusted the number of equity securities represented by each ADS in response to the corporate event in question. However, to the extent that the number of equity securities represented by each ADS is changed for any other reason, appropriate adjustments to the anti-dilution adjustments described herein (which may include ignoring such provision, if appropriate) will be made to reflect such change.

Stock Splits and Reverse Stock Splits

If the Underlying is subject to a stock split or a reverse stock split, then once any split has become effective, the Stock Adjustment Factor relating to the Underlying will be adjusted so that the new Stock Adjustment Factor shall equal the product of:

•	the prior Stock Adjustment Factor, and

•
the number of shares which a holder of one share of the Underlying before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock Dividends or Distributions

If the Underlying is subject to (i) a stock dividend, i.e., an issuance of additional shares of the Underlying, that is given ratably to all or substantially all holders of shares of the Underlying, or (ii) a distribution of shares of the Underlying as a result of the triggering of any provision of the corporate charter of the issuer of the Underlying, then, once the dividend or distribution has become effective and the shares of such Underlying are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor shall equal the prior Stock Adjustment Factor plus the product of:

•	the prior Stock Adjustment Factor, and

•	the number of additional shares issued in the stock dividend or distribution with respect to one share of the Underlying.

Non-cash Dividends or Distributions

If the issuer of the Underlying distributes shares of capital stock, evidences of indebtedness or other assets or property of the issuer of the Underlying to all or substantially all holders of the Underlying (other than (i) dividends or distributions referred to under “— Stock Splits and Reverse Stock Splits” or “— Stock Dividends or Distributions” above or rights and/or warrants referred to under “—Issuance of Transferable Rights or Warrants” below and (ii) cash distributions or dividends referred under “— Extraordinary Cash Dividends or Distributions” below), then, once the distribution has become effective and the shares of such Underlying are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor shall equal the product of:

•	the prior Stock Adjustment Factor, and

•
a fraction, the numerator of which is the Current Market Price of one share of the Underlying and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution.

Notwithstanding the foregoing, a distribution on an Underlying described in clause (a), (d) or (e) of the section entitled “— Reorganization Events” below that also would require an adjustment to the applicable Stock Adjustment Factor under this section will only be treated as a Reorganization Event (as defined below) and shall only cause an adjustment pursuant to clause (a), (d) or (e) under the section entitled “—Reorganization Events.” A distribution on an Underlying described in the section entitled “—Issuance of Transferable Rights or Warrants” that also would require an adjustment under this section shall only cause an adjustment pursuant to the section entitled “—Issuance of Transferable Rights or Warrants.”

For purposes of (i) any non-cash dividends or distributions referred to under “— Non-cash Dividends or Distributions” above or (ii) any cash dividends or distributions referred under “— Extraordinary Cash Dividends or Distributions” below, the following terms have the meanings set forth below with respect to such distribution.

The “Current Market Price” of the Underlying means the Closing Price of one share of the Underlying on the Trading Day immediately preceding the ex-dividend date of the distribution requiring an adjustment to the Stock Adjustment Factor.

“Ex-dividend date” means the first Trading Day on which transactions in the Underlying trade on the Relevant Exchange without the right to receive such distributions.

The “Fair Market Value” of any such distribution means the value of such distribution on the ex-dividend date for such distribution, as determined by the calculation agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange or, if the applicable Underlying is a non-U.S. equity security or an ADS and such distribution consists of property traded on the ex-dividend date on a non-U.S. securities exchange or market, the Fair Market Value will equal the closing price of such distributed property on such ex-dividend date, as determined by the calculation agent.

Extraordinary Cash Dividends or Distributions

If the issuer of the Underlying pays dividends or makes other distributions consisting exclusively of cash to all or substantially all holders of the Underlying during any fiscal quarter during the term of the securities, in an aggregate amount that, together with other such dividends or distributions previously made during such fiscal quarter with respect to which an adjustment to the Stock Adjustment Factor has not previously been made under this “— Extraordinary Cash Dividends or Distributions” section (such aggregate amount, the “Dividend Amount”), exceeds the Dividend Threshold, then, once the dividend or distribution has become effective and the shares of such Underlying are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor shall equal the product of:

•	the prior Stock Adjustment Factor, and

•
a fraction, the numerator of which is the Current Market Price of the Underlying and the denominator of which is the amount by which such Current Market Price exceeds the excess of the Dividend Amount over the Dividend Threshold.

For the avoidance of doubt, the Stock Adjustment Factor for an Underlying may be adjusted more than once in any particular fiscal quarter pursuant to this section. If the applicable Stock Adjustment Factor has been previously adjusted in a particular fiscal quarter because of cash dividends or distributions that exceed the Dividend Threshold, subsequent adjustments will be made if the issuer of the applicable Underlying pays cash dividends or makes other distributions during the same fiscal quarter in an aggregate amount that, together with other cash dividends or distributions since the last adjustment to the Stock Adjustment Factor pursuant to this section exceeds the Dividend Threshold.

The “Dividend Threshold” of an Underlying is equal to the sum of (i) the immediately preceding cash dividend(s) or other cash distribution(s) paid in the preceding fiscal quarter, if any, per share of such Underlying plus (ii) 10% of the Closing Price of such Underlying on the Trading Day immediately preceding the ex-dividend date for the dividend or distribution as to which an adjustment to the Stock Adjustment Factor may be made.

Issuance of Transferable Rights or Warrants

If the issuer of the Underlying issues transferable rights or warrants to all holders of the Underlying to subscribe for or purchase the Underlying, including new or existing rights to purchase the Underlying at an exercise price per share less than the Closing Price of the Underlying on both (i) the date the exercise price of such rights or warrants is determined and (ii) the ex-dividend date, then the applicable Stock Adjustment Factor will be adjusted on the ex-dividend date for that issuance so that the new Stock Adjustment Factor shall equal the product of:

•	the prior Stock Adjustment Factor, and

•
a fraction, the numerator of which is the Current Market Price of one share of such Underlying and the denominator of which is the amount by which such Current Market Price exceeds the cash value of the warrants or rights.

The cash value of the warrants or rights will equal the Closing Price of such Underlying on the ex-dividend date minus the exercise price per share of those rights or warrants.

Reorganization Events

If prior to the final Valuation Date,

(a)	there occurs any reclassification or change of the Underlying, including, without limitation, as a result of the issuance of tracking stock by the issuer of the Underlying,

(b)
the issuer of the Underlying, or any surviving entity or subsequent surviving entity of the issuer of the Underlying (a “Successor Entity”), has been subject to a merger, combination or consolidation and is not the surviving entity,

(c)	any statutory exchange of securities of the issuer of the Underlying or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above,

(d)	the issuer of the Underlying is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law,

(e)
the issuer of the Underlying issues to all of its shareholders equity securities of an issuer other than the issuer of the Underlying, other than in a transaction described in clauses (b), (c) or (d) above (a “Spin-off Event”), or

(f)
a tender or exchange offer or going-private transaction is commenced for all the outstanding shares of the issuer of the Underlying and is consummated and completed in full for all or substantially all of such shares, as determined by the calculation agent in its sole discretion (an event in clauses (a) through (f), a “Reorganization Event”), then the Payment at Maturity or whether the securities are automatically called will depend on the value of any Exchange Property, as defined below, and if the payment is physically settled, will consist of such Exchange Property. To determine the amount payable to you at maturity or whether the securities are automatically called, the calculation agent will do the following:

(i) The calculation agent will determine the cash value of any non-cash property distributed in the Reorganization Event (other than Exchange Traded Securities) per share of the Underlying and combine this with any cash to determine a “Per Share Cash Amount;”

(ii) The calculation agent will combine the Per Share Cash Amount, if any, with the Exchange Traded Securities, if any, a holder of the Underlying would hold immediately after the Reorganization Event in respect of a single share of the Underlying to determine the Exchange Property resulting for a single share of the Underlying (the “Per Share Exchange Property”);

(iii) The calculation agent will then deem the Per Share Exchange Property to be a share of the Underlying for the purposes of determining your Payment at Maturity or whether the securities are automatically called. The value of the Per Share Exchange Property on any day will equal the Closing Price (or Intraday Price, if applicable) for any Exchange Traded Securities plus the Per Share Cash Amount, and the calculation agent will use this value, after adjusting for the Stock Adjustment Factor immediately prior to the Reorganization Event, for the purposes of determining whether any triggers, caps, limits or floors (or other similar concepts) have been breached, reached or met and for determining the Payment at Maturity or whether the securities are automatically called by treating such value, after adjusting for the Stock Adjustment Factor immediately prior to the Reorganization Event, as if it were the Closing Price (or Intraday Price, if applicable) of the original Underlying;

(iv) The calculation agent may, in its sole discretion, adjust the Stock Adjustment Factor, any trigger, cap, limit or floor (or take similar action) to reflect the use of the value of the Exchange Property as opposed to the value of the Underlying in determining the Payment at Maturity or whether the securities are automatically called and with a view to offsetting, to the extent practical, any change in the economic position of the holder and Deutsche Bank AG that results solely from the Reorganization Event;

(v) In the event Exchange Property consists of Exchange Traded Securities, those securities will, in turn, be subject to the anti-dilution adjustments, including but not limited to, the anti-dilution adjustments set forth in this product supplement; and

(vi) At maturity, if the Payment at Maturity is equal to a number of shares of the Underlying, as specified in the relevant pricing supplement:

(x)	if such payment is to be physically settled, Deutsche Bank AG will pay you the Per Share Exchange Property in lieu of shares of the Underlying; and

(y)
if such payment is to be cash settled, Deutsche Bank AG will pay you the Payment at Maturity based on the cash value of the Per Share Exchange Property in lieu of one share of the Underlying, using the Closing Price of any Exchange Traded Securities to determine their value.

“Exchange Property” for each share of the Underlying, means any shares of the Underlying that continue to be held by the holders of the Underlying, and any securities, cash or any other assets distributed to the holders of the Underlying in, or in connection with, the Reorganization Event distributed in respect of such share of the Underlying. Deutsche Bank AG will not pay you any interest on any Exchange Property. In the case of a consummated and completed in full tender or exchange offer or going-private transaction involving Exchange Property, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

“Exchange Traded Securities” means any securities (including, without limitation, securities of the issuer of the Underlying or securities of foreign issuers represented by American depositary receipts) traded on its Relevant Exchange.

The calculation agent shall be solely responsible for determination and calculation of the Exchange Property if a Reorganization Event occurs and the cash amount due upon exchange of the securities, including the determination of the cash value of any Exchange Property and the Per Share Liquidation Value, if necessary. The calculation agent’s determinations and calculations shall be conclusive absent manifest error. Regardless of any of the Reorganization Events described above, any payment upon an automatic call or at maturity, will be made by Deutsche Bank AG, as issuer of the securities, subject to its creditworthiness.

Delisting of ADSs or Termination of ADS Facility

If an ADS serving as the Underlying is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or included in the OTC Bulletin Board operated by FINRA, or if the ADS facility between the issuer of the shares of common equity represented by an ADS (“Underlying ADS Stock”) and the ADS depositary is terminated for any reason, then, on and after the date the ADS is no longer so listed or adjusted to trading on the date of such termination, as applicable (the “Change Date”), the Underlying ADS Stock will be deemed to be the Underlying and the calculation agent will determine the price of the Underlying by reference to the Underlying ADS Stock. The Stock Adjustment Factor will thereafter equal the last value of the Stock Adjustment Factor for the ADS multiplied by the number of shares of the underlying equity securities represented by a single ADS. On and after the Change Date, for all purposes, the Closing Price or Intraday Price of the Underlying ADS Stock on its primary exchange will be converted into U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable.

Calculation Agent

The calculation agent for the securities will be Deutsche Bank AG, London Branch. As calculation agent, Deutsche Bank AG, London Branch will determine, among other things, the Closing Price(s), the Intraday Price(s), the Initial Price, the Final Price, the Underlying Return, the Call Price due upon an automatic call and the Payment at Maturity on the securities. In addition, the calculation agent will determine whether the condition for an automatic call has been met, whether there has been a Market Disruption Event and whether or not any adjustments to the Stock Adjustment Factor should be made.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us. We may appoint a different calculation agent from time to time after the date of the relevant pricing supplement without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or upon an automatic call on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date or the Call Settlement Date, as applicable.

All calculations with respect to the Closing Price(s), Initial Price, Intraday Price(s) and Underlying Return will be made by the calculation agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the payment per Face Amount of securities at maturity or upon an automatic call, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate Face Amount of securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft — Events of Default” in the accompanying prospectus is a description of events of default relating to the securities.

Payment Upon an Event of Default

Unless otherwise specified in the relevant pricing supplement, in case an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable per Face Amount of securities upon any acceleration of the securities will be determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per Face Amount of securities as described under the caption “Description of Securities — Payment at Maturity,” calculated as if the date of acceleration were the Final Valuation Date. If the securities have successive Averaging Dates, then the Business Days immediately preceding the date of acceleration will be the corresponding Averaging Dates. If the securities have scheduled Averaging Dates that are not all on successive Business Days, then the amount due and payable will be calculated as though the Closing Prices of the Underlying for any Averaging Dates scheduled to occur on or after such date of acceleration were the Closing Prices of the Underlying on the date of acceleration.

If the maturity of the securities is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft — Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities of Deutsche Bank Aktiengesellschaft — Discharge and Defeasance” are not applicable to the securities, unless otherwise specified in the relevant pricing supplement.

Listing

The securities will not be listed on any securities exchange, unless otherwise specified in the relevant pricing supplement.

Book-Entry Only Issuance — The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the securities. The securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global securities certificates, representing the total aggregate Face Amount of the securities, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.”

Governing Law

The securities will be governed by and interpreted in accordance with the laws of the State of New York.

THE UNDERLYING

In the relevant pricing supplement we will provide summary information regarding the business of the relevant issuer of the Underlying based on publicly available documents. We have not participated in the preparation of, or verified, such publicly available information.

Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, DC 20549, and copies of such materials can be obtained from the Public Reference Section of the SEC, 100 F Street, NE, Washington, DC 20549, at prescribed rates. In addition, information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information regarding the issuers of the Underlying may also be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This product supplement and the relevant pricing supplement relate only to the securities offered thereby and do not relate to the Underlying or other securities of the issuers of the Underlying. We have derived any and all disclosures contained in this product supplement and the relevant pricing supplement regarding the issuers of the Underlying from the publicly available documents described above. In connection with any offering of the securities, we have not participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Underlying. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Underlying (and therefore the Stock Adjustment Factor) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuers of the Underlying could affect the price of the shares of the Underlying and, therefore, the value of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of any Underlying.

We or our affiliates may currently or from time to time engage in business with the issuers of the Underlying, including extending loans to, or making equity investments in, such issuers or providing advisory services to such issuers, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information with respect to the Underlying or their issuers, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views about the Underlying or their issuers, and these reports may or may not recommend that investors buy or hold the Underlying. As a prospective purchaser of a security, you should undertake an independent investigation of the Underlying or their issuers as in your judgment is appropriate to make an informed decision with respect to an investment in the securities.

We describe various risk factors that may affect the value of your securities, and the unpredictable nature of that value, under “Risk Factors” above.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences of ownership and disposition of the securities. It applies to you only if you hold your securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code (the “Code”). It does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax and “Medicare contribution tax” consequences, and different consequences that may apply if you are an investor subject to special rules, such as a financial institution, a regulated investment company, a tax-exempt entity (including an “individual retirement account” or a “Roth IRA”), a dealer in securities, a trader in securities who elects to apply a mark-to-market method of tax accounting, an entity classified as a partnership for U.S. federal income tax purposes, or a person holding a security as a part of a “straddle.”

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this product supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described below, possibly with retroactive effect. It does not address the application of any state, local or foreign tax laws. You should consult your tax adviser concerning the application of U.S. federal income tax laws to your particular situation (including the possibility of alternative treatments of the securities), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Tax Treatment of the Securities

The tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS regarding the securities. Unless otherwise indicated in the relevant pricing supplement, in determining our tax reporting responsibilities, if any, with respect to a security, we expect to treat it as a prepaid financial contract that is not debt. The following discussion assumes that this treatment is respected, except where otherwise indicated. The relevant pricing supplement, which you should consult before making a decision to invest in the securities to which it pertains, may indicate other issues or differing consequences applicable to those securities.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a security and are: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any State therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Treatment as a Prepaid Financial Contract That Is Not Debt

Under this treatment, you should not recognize taxable income or loss with respect to a security prior to its taxable disposition (including at maturity or pursuant to a call). Upon a taxable disposition of a security, you will recognize gain or loss equal to the difference between the amount you realize and your tax basis in the security. Your tax basis in the security should equal the amount you paid to acquire it. Your gain or loss generally should be capital gain or loss, and should be long-term capital gain or loss if you have held the security for more than one year. The deductibility of capital losses is subject to limitations.

Uncertainties Regarding Treatment as a Prepaid Financial Contract That Is Not Debt

Due to the lack of direct legal authority, even if a security is treated as a prepaid financial contract that is not debt, there remain substantial uncertainties regarding the tax consequences of owning and disposing of it. For instance, you might be required to include amounts in income during the term of the security and/or to treat all or a portion of your gain or loss on its taxable disposition as ordinary income or loss or as short-term capital gain or loss, without regard to how long you have held it.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of your investment in a security, possibly with retroactive effect.

Consequences if a Security Is Treated as a Debt Instrument

If a security is treated as a debt instrument and has a term (from but excluding the settlement date to and including the last possible date that the security could be outstanding pursuant to its terms) that exceeds one year, your tax consequences will be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, even if you are a cash-method taxpayer, in each year that you hold the security you will be required to accrue into income “original issue discount” based on our “comparable yield” for a similar non-contingent debt instrument, determined as of the time of issuance of the security, even though we will not be required to make any payment with respect to the security prior to its maturity. In addition, any income you recognize upon the taxable disposition of the security will be treated as ordinary in character. If you recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

If a security is treated as a debt instrument and has a term not exceeding one year, your tax consequences, although not governed by the regulations applicable to contingent payment debt instruments, could be materially affected. For instance, in such a case, any gain that you recognize at maturity should be treated as ordinary income instead of capital gain.

Tax Consequences to Non-U.S. Holders

You generally are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a security and are: (i) a nonresident alien individual; (ii) an entity treated as a foreign corporation; or (iii) a foreign estate or trust.

This discussion does not describe considerations applicable to a beneficial owner of a security who is (i) an individual present in the United States for 183 days or more in the taxable year of disposition of the security or (ii) a former citizen or resident of the United States, if certain conditions apply. If you are a potential investor to whom such considerations might be relevant, you should consult your tax adviser.

Subject to the discussion below under “—Additional Withholding Tax Considerations,” if a security is treated for U.S. federal income tax purposes as a prepaid financial contract that is not debt, any gain you realize with respect to the security generally should not be subject to U.S. federal withholding or income tax, unless the gain is effectively connected with your conduct of a trade or business in the United States. However, as described above under “—Tax Consequences to U.S. Holders—Uncertainties Regarding Treatment as a Prepaid Financial Contract That Is Not Debt,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses, among other things, on the degree, if any, to which income realized with respect to such instruments by non-U.S. persons should be subject to withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require you to accrue income, subject to withholding tax, in each year that you own the security, possibly on a retroactive basis.

Subject to the discussion below under “—Additional Withholding Tax Considerations,” if a security is treated as a debt instrument, any income or gain you realize with respect to the security generally will not be subject to U.S. federal withholding or income tax if (i) you provide a properly completed Form W-8BEN and (ii) these amounts are not effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States, and income or gain from a security is effectively connected with your conduct of that trade or business (and, if an applicable treaty so requires, is attributable to a permanent establishment in the United States), you generally will be taxed in the same manner as a U.S. holder. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the security, including the possible imposition of a 30% branch profits tax if you are a corporation.

Additional Withholding Tax Considerations

In the event that the payment on a security depends in part on dividends paid by a U.S. issuer of a stock that constitutes an Underlying, recently proposed regulations under Section 871(m) of the Code could adversely affect the tax consequences of owning and disposing of the security after December 31, 2013. These proposed regulations would in certain circumstances impose a withholding tax at a rate of 30% (subject to reduction under an applicable treaty) on amounts, attributable to U.S.-source dividends, that are paid or “deemed paid” on certain financial instruments (“dividend equivalents”). While significant aspects of the application of these proposed regulations to the securities are uncertain, if they were finalized in their current form, we (or other withholding agents) might determine that a security beneficially owned by you after December 31, 2013 is subject to withholding tax with respect to dividend equivalents (possibly even during periods in which we make no payments with respect to those dividend equivalents) or that you must provide information to establish that withholding is not required. We will not pay additional amounts on account of any such withholding tax.

Legislation generally referred to as FATCA, as interpreted in proposed regulations (which are not effective as of the date of this product supplement) and other published guidance, will generally impose, with respect to obligations issued after December 31, 2012, a withholding tax of 30% on payments to certain foreign entities (including financial intermediaries) of (i) U.S.-source interest (including original issue discount) and “dividend equivalents” (described above) after December 31, 2013 and (ii) the proceeds of taxable dispositions after December 31, 2014, of instruments that give rise to U.S.-source interest or could give rise to “dividend equivalents,” unless various U.S. information reporting and due diligence requirements have been satisfied. This regime will apply to a security that is treated as a debt instrument and could apply to a security that could give rise to “dividend equivalents.” The reporting and diligence requirements of the regime, which are potentially quite burdensome, generally relate to determining whether interests in or accounts with such foreign entities are owned by U.S. persons. We will not pay additional amounts on account of any such withholding tax.

Information Reporting and Backup Withholding

Cash proceeds received from a disposition of a security may be subject to information reporting, and may also be subject to backup withholding at the rate specified in the Code unless you provide certain identifying information (such as a correct taxpayer identification number, if you are a U.S. holder) and otherwise satisfy the requirements of the backup withholding rules. If you are a non-U.S. holder and you provide a properly completed Form W-8 appropriate to your circumstances, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

USE OF PROCEEDS; HEDGING

Unless otherwise specified in the relevant pricing supplement, the net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the securities as more particularly described in “Use of Proceeds” in the accompanying prospectus. The Issue Price of the securities includes each agent’s commissions (as shown on the cover page of the relevant pricing supplement) paid with respect to the securities which commissions, as to agents affiliated with us, may include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the securities. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the date of the relevant pricing supplement, we, through our affiliates or others, expect to hedge some or all of our anticipated exposure in connection with the securities by taking positions in the Underlying or instruments whose value is derived from the Underlying. While we cannot predict an outcome, such hedging activity or our other hedging or investment activity could potentially increase the price of the Underlying (including the Initial Price), and therefore effectively establish a higher price that the Underlying must achieve for you to obtain a positive return on your investment or avoid a loss of some or all of your initial investment at maturity. Similarly, the unwinding of our or our affiliates’ hedges near or on a Valuation Date or Valuation Dates could decrease the Closing Prices of the Underlying on such dates, which could have an adverse effect on the value of the securities. From time to time, prior to maturity of the securities, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Underlying or instruments whose value is derived from the Underlying. Although we have no reason to believe that any of these activities will have a material impact on the price of the Underlying or the value of the securities, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No security holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in the Distribution Agreements entered into between Deutsche Bank AG and each of DBSI and Deutsche Bank Trust Company Americas (“DBTCA”) as agents and certain other agents that may be party to either Distribution Agreement from time to time (each an “Agent” and, collectively with DBSI and DBTCA, the “Agents”), each Agent participating in an offering of securities will agree to purchase, and we will agree to sell, the Face Amount of securities set forth on the cover page of the relevant pricing supplement. Each Agent proposes initially to offer the securities directly to the public at the public offering price set forth on the cover page of the relevant pricing supplement or at prevailing market prices or at prices related thereto at the time of resale or otherwise, as the agent determines and as we will specify in the applicable pricing supplement. DBSI, DBTCA and other Agents may allow a concession to other dealers as set forth in the relevant pricing supplement, or we may pay other fees, in the amount set forth on the cover page of the relevant pricing supplement. After the initial offering of the securities, the Agents may vary the offering price and other selling terms from time to time.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The net proceeds received from the sale of the securities will be used, in part, by DBSI or one of its affiliates in connection with hedging our obligations under the securities. Because DBSI is both our affiliate and a member of FINRA, the underwriting arrangements for any offering in which DBSI participates will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the securities in the secondary market. Secondary market offers and sales, if any, will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the securities, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, DBSI may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the securities for its own account. DBSI must close out any naked short position by purchasing the securities in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, securities in the open market to stabilize the price of the securities. Any of these activities may raise or maintain the market price of the securities above independent market levels or prevent or retard a decline in the market price of the securities. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate Face Amount of securities offered pursuant to a pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the securities offered in that offering.

No action has been or will be taken by us, DBSI, DBTCA or any dealer that would permit a public offering of the securities or possession or distribution of this product supplement or the accompanying prospectus supplement, prospectus or pricing supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this product supplement or the accompanying prospectus supplement, prospectus or pricing supplement or any other offering material relating to the securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and any other Agent through which we may offer the securities will represent and agree, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the securities or possesses or distributes this product supplement and the accompanying prospectus supplement, prospectus and pricing supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the securities. We shall not have responsibility for any Agent’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.